EXHIBIT 99.1

Warren Resources Announces Third Quarter 2013 Financial and Operating Results

  Record Oil and Gas Revenue Increases 11% to $34.7 Million
  Oil and Gas Production Increases 12% to 552,000 BOE
  Net Earnings Increase to $14.7 Million, or $0.20 per Diluted Share
  Cash Flow from Operations Increases 26% to $25.7 Million

NEW YORK, November 6, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its third quarter 2013 financial and operating results. Warren reported net income of $14.7 million, or $0.20 per basic and diluted share (including a loss on derivative financial instruments of $1.2 million), compared to net income of $2.4 million, or $0.03 per basic and diluted share, for the third quarter of 2012 (including a loss on derivative financial instruments of $3.4 million).

Philip A. Epstein, Chairman and Chief Executive Officer, commented, "I am extremely encouraged by our higher production volumes and record oil and gas revenues which underpin our growth strategy. Warren's California oil operations in the Wilmington Field continue to perform and we have identified in excess of 100 future drilling locations. In Wyoming, where we took over operations in the Atlantic Rim earlier this year, we successfully drilled 27 coal bed methane wells and expanded our reserves and resource base with over 150 identified future drilling locations. Companywide, our oil and gas production grew to 552,000 net barrels of oil equivalent ("BOE") in the third quarter of 2013 from 495,000 net BOE in the comparable 2012 quarter, and we continue to benefit from strong oil and increasing gas prices. In the future, I anticipate further improvements in production volumes as well as additional expense reductions on a barrel equivalent basis.

"On the acquisition front, Warren acquired the Leroy Pine Project in the Santa Maria Basin of California. This is the Company's first step-out project in California since 2005. Through the remainder of 2013, we plan to drill three wells in Leroy Pine followed by sixteen wells in 2014.  In the third quarter, we actively reviewed and bid on two larger, fully financed oil and gas acquisitions. While not the winning bidder, the Company has established a successful process for sourcing, analyzing and financing significant acquisitions where Warren can exercise its operational and technical expertise. During 2014 and beyond, we look to grow Warren by developing our drilling inventory and making acquisitions in our core areas."

Third Quarter of 2013 Results

Warren's oil and gas revenues increased 11% to $34.7 million for the third quarter of 2013, compared to $31.4 million in the third quarter of 2012. This increase primarily resulted from increased gas production and pricing in the third quarter of 2013, compared to the third quarter of 2012. Warren produced 1.5 billion cubic feet ("Bcf") of natural gas in the third quarter of 2013, compared to 1.2 Bcf for the third quarter of 2012. Warren's oil production for both the quarters ended September 30, 2013 and September 30, 2012 remained constant at 294,000 barrels.

The average realized price per barrel of oil was $100 for the third quarter of 2013, compared to $95 for the third quarter of 2012. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $3.41 for the third quarter of 2013, compared to $2.82 for the third quarter of 2012. These realized commodity prices exclude the cash effect of derivative activities. The net loss on derivative financial instruments was $1.2 million during the three months ended September 30, 2013, which was comprised of a $1 million unrealized mark-to-market, non-cash loss on oil and gas commodity price derivatives and a $0.2 million realized loss on oil and gas commodity price derivatives.

Total operating expenses decreased 6% to $23.4 million during the third quarter of 2013, compared to $24.7 million during the third quarter of 2012. Lease operating expenses and taxes increased 31% to $9.3 million, or $16.76 per BOE, in the third quarter of 2013, compared to $7.1 million, or $14.32 per BOE, during the same period in 2012. This increase was attributable to additional workover expenses in Wyoming and higher property taxes and workover expenses in California.

Depreciation, depletion and amortization expense was $11 million for the three months ended September 30, 2013, or $19.89 per BOE, which represents a 17% decrease over the same period in 2012. This decrease resulted from additional gas reserves being added to our reserve base during the third quarter because of higher gas pricing and our Wyoming gas drilling activities.

General and administrative expenses decreased to $3.1 million for the third quarter of 2013, compared to $4.4 million for the third quarter of 2012. This decrease reflects lower salary costs, stock option expense and general overhead in the third quarter of 2013, compared to the same period in 2012.

Other income increased $5.3 million for the third quarter of 2013. This increase reflects a nonrecurring recapture of prior period expenses, which resulted from an internal evaluation of post-production costs and taxes chargeable to royalty owners in the Wilmington Townlot Unit ("WTU"). Lease operating expenses will also be lower as a result of this change going forward.

Interest expense decreased to $0.8 million for the third quarter of 2013, compared to $0.9 million for the third quarter of 2012. Interest expense decreased due to lower outstanding borrowings under our senior credit facility.

Total cash flow from operating activities increased to $25.7 million (including $1.6 million of recaptured expenses) during the quarter ended September 30, 2013, compared to $20.4 million for the third quarter in 2012. Total cash flow from operating activities increased to $58.1 million during the first nine months of 2013, compared to $52.6 million in the first nine months of 2012.

Debt and Liquidity

At September 30, 2013, the Company had $94.5 million outstanding on its senior credit facility. Warren's senior credit facility has a borrowing base of $145 million, with $50.5 million of borrowing capacity available at September 30, 2013. The Company is currently undergoing the fall 2013 borrowing base re-determination process.

Operational Update

Wilmington Oil Field in the Los Angeles Basin in California

During the third quarter of 2013, the Company drilled and completed 5 producing wells and 1 injection well in the WTU in California, consisting of 3 producing wells in the Tar formation, 1 sinusoidal producing well in the Ranger formation and 1 producing well in the Upper Terminal formation. The thirty day initial production ("IP") rates for the new Tar wells averaged 91 barrels of oil per day ("BOPD"). These new Tar wells typically experience a 50% to 60% reduction in producing rates after a few months, which is a normal decline. The thirty day IP rate for the new Ranger well averaged 52 BOPD. The Upper Terminal well was placed on production in late September and is currently being evaluated to determine its 30 day IP rate. The 2013 WTU drilling program was completed in September 2013.

In the North Wilmington Unit ("NWU"), the Company drilled and completed 1 sinusoidal producing well and 1 injection well both in the Ranger formation during the third quarter of 2013. The thirty day IP rate for the new Ranger well averaged 38 BOPD. Warren expects the production in all five Ranger producing wells drilled in 2013 to improve once water injection response from the new injection wells is fully achieved. The 2013 NWU drilling program was completed in August 2013.

During 2013, Warren drilled a total of 23 new wells in California, consisting of 18 producing wells and 5 water injection wells. In the WTU, the Company drilled a total of 8 Tar horizontal producing wells, 2 Upper Terminal sinusoidal producing wells, and 3 Ranger sinusoidal producing wells. The Company also drilled 1 Tar and 2 Ranger water injection wells in the WTU. In addition, Warren redrilled a Ranger producing well that was initially drilled in 2012. In the NWU, the Company drilled 5 Ranger sinusoidal producing wells and 2 injection wells.

Capital expenditures for the third quarter of 2013 in California were $14.7 million. The capital expenditures consisted of $13.1 million for drilling and development operations and $1.6 million for facilities improvements and infrastructure costs in the WTU and NWU.

Leroy Pine Project, Santa Maria Basin, California

Effective August 30, 2013, the Company completed the acquisition of an undivided 62.5% working interest in the Leroy Pine Project area, consisting of various oil and gas leases covering approximately 1,610 gross acres in the Santa Maria Basin in Santa Barbara County, California. The Company has budgeted $3 million of capital expenditures for Leroy Pine in 2013 to cover the acquisition and drilling costs of three wells in Phase 1 of the development. Warren has identified 19 potential drilling locations.

On October 29, 2013, Warren commenced drilling the first of three planned wells for 2013. Production operations are scheduled to begin in January 2014. The Leroy Pine Project represents Warren's entry into the Monterey oil formation in California. Warren is the operator of the Leroy Pine Project.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Spyglass Hill Unit

During the third quarter of 2013, the Company drilled the remaining 16 of its planned 27 new coalbed methane ("CBM") wells in the Spyglass Hill Unit. All of the 27 new wells are expected to be placed on production by November 15, 2013. Capital expenditures for the third quarter for drilling and development in Wyoming were $10.9 million.

Natural gas production was 1.55 Bcf net from the Atlantic Rim area in the third quarter of 2013. The first 23 new CBM wells placed on production are currently producing in aggregate approximately 2,900 Mcf of gas per day. Production continues to be limited due to short-term water handling and disposal constraints. Warren is in the process of adding an additional connection to its existing water gathering system to lower the water system operating pressure. Ultimately, this will lower the casing pressure, further the dewatering process and accelerate gas production. As the pressure continues to drop, the amount of gas will increase and the volume of water will decrease. The Company anticipates steadily increasing gas production from each well, which should peak in approximately 12 months as the dewatering (desorption) process continues.

Under the Spyglass Hill Unit Agreement, the working interest owners are required to drill 25 gross (approximately 22 net) CBM wells per year. Warren satisfied the annual drilling requirement when the 25 gross CBM wells were completed in 2013, and, as a result, the Spyglass Hill Unit will remain in effect until at least June 10, 2014. If not extended beyond June 10, 2014, the Unit will contract to the existing producing or participating areas. The leases that are outside the producing or participating areas will receive a 2 year term extension and will continue in effect for the remaining primary term of the lease or 2 years, whichever is longer.

Niobrara Shale Formation

Warren owns approximately 71,000 net acres of deep rights in the Atlantic Rim area that are potentially prospective for Niobrara Shale and other oil bearing formations, including the Sussex, Shannon and Dakota. The Company is considering several possibilities for developing the Niobrara Shale and other deep formations, including entering into joint venture, cooperative development and joint participation and development agreements.

2013 GUIDANCE

Warren provides the following updated forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Year ending
December 31, 2013

Production:
Oil (MBbl)	1,100 – 1,115
Gas (MMcf)	6,000 – 6,500
Oil Equivalent (MBOE)	2,100 – 2,198

Financial and Statistical Data Tables

Following are financial highlights for the comparative third quarters and nine months ended September 30, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2013	2012	2013	2012
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$ 34,682	$ 31,361	$ 96,237	$ 89,893

Operating Expenses
Lease operating expenses and taxes	9,257	7,084	27,384	22,761
Depreciation, depletion and amortization	10,987	13,234	34,368	34,571
General and administrative	3,124	4,417	11,371	14,927

Total operating expenses	23,368	24,735	73,123	72,259

Income from operations	11,314	6,626	23,114	17,634

Other income (expense)
Interest and other income	5,315	15	5,346	59
Interest expense	(760)	(853)	(2,234)	(2,458)
Gain (loss) on derivative financial instruments	(1,205)	(3,383)	491	(3,772)

Total other income (expense)	3,350	(4,221)	3,603	(6,171)

Income before income taxes	14,664	2,405	26,717	11,463

Deferred income tax expense (benefit)	6	(3)	45	(14)

Net income	14,658	2,408	26,672	11,477

Less dividends and accretion on preferred shares	2	3	8	8

Net income applicable to common stockholders	$ 14,656	$ 2,405	$ 26,664	$ 11,469

Income per share - Basic	$ 0.20	$ 0.03	$ 0.37	$ 0.16
Income per share - Diluted	$ 0.20	$ 0.03	$ 0.37	$ 0.16

Weighted average common shares outstanding - Basic	72,424,626	71,178,903	72,235,047	71,089,212
Weighted average common shares outstanding - Diluted	72,618,733	72,040,393	72,425,850	72,027,145

Production:
Gas - MMcf	1,550	1,202	4,680	3,673
Oil - MBbls	294	294	812	836
Total Equivalents (MBoe)	552	495	1,592	1,448

Realized Prices:
Gas - Mcf	$ 3.41	$ 2.82	$ 3.40	$ 2.50
Oil - Bbl	99.96	95.02	98.87	96.55

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$ 25,695	$ 20,428	$ 58,107	$ 52,637
Changes in working capital accounts	1,794	(955)	3,680	(3,493)
Cash flow from operations before working capital changes	$ 27,489	$ 19,473	$ 61,787	$ 49,144

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas production and reserve estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Media Contact:
         David Fleming
         212-697-9660